Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

RIGHT NOTES
RIGHT NOTES CAN DIVERSIFY YOUR INVESTMENT PORTFOLIO
GET STARTED
Introducing GM Financial Right Notes — a convenient way to personally invest while supporting our growing business. Having been part of the GM family, you may have made an investment in a demand note program offered by GMAC — the captive finance company of GM at the time. You may not realize that those investments no longer support the future growth of our company. In fact, Right Notes is the only demand note program that does. A Right Notes investment can help diversify your portfolio and still provide access to your funds whenever you need them. What sets our program apart is a very competitive return compared to similar cash investments. View current rates. $500 minimum investment BENEFITS AT A GLANCE Higher rates than most savings accounts ? D 24/7 access to your    Daily interest funds with no additional    automatically reinvested fee    monthly 0
Convenient online enrollment & investment management
Additional investments accepted at any time—including direct from payroll WHO IS GM FINANCIAL? GM Financial is the wholly owned finance subsidiary for General Motors. The company, formerly AmeriCredit, was acquired by GM in October 2010 and has rapidly expanded to provide full captive capabilities for GM dealers and consumers in North America, Europe, Latin America and China, covering a footprint of over 85 percent of GM’s worldwide sales.
The company provides prime and nonprime financing solutions for consumer and business customers and offers floorplan, construction and lines of credit products to help dealers grow their business.
Visit gmfinancial.com to learn more about us and our leadership team. To read our Strategic and Operational Overview, or to learn more about the growth and performance of GM Financial, please explore our Investor Center.
For more information about the Right Notes investment program, check out our Frequently Asked Questions at rightnotes.com or call 1-844-556-1485. LEARN MORE PLEASE DO NOT REPLY TO THIS MESSAGE.
Contact Us | Privacy Policy | Unsubscribe Questions or comments? Replies to this email address cannot be answered. Please contact Customer Service online or by phone at 1-844-556-1485. Hours of Operation
Monday—Friday 8 a.m.—7 p.m. (ET)
GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102 General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.gmfinancial.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.